Exhibit 16.1

November 9, 2020

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in Form S-1 of Compass Therapeutics, Inc., to be filed on or about November 9, 2020, and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ Raich Ende Malter & Co. LLP

Melville, New York